Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:

MEDIA:

Jim Sabourin

Vice President,

Corporate Communications

423.294.6300

Toll free: 866.750.8686 (UNUM)

INVESTORS:

Thomas A. H. White

Senior Vice President,

Investor Relations

423.294.8996

UNUMPROVIDENT

CORPORATION

1 FOUNTAIN SQUARE,

CHATTANOOGA, TN 37402

www.unumprovident.com

UNUMPROVIDENT ANNOUNCES ELECTION OF NEW

DIRECTOR AND RESIGNATION OF EXISTING DIRECTOR

Chattanooga, Tenn. (July 14, 2005) – UnumProvident Corporation (NYSE:UNM) announced today that its board of directors has elected Edward J. Muhl to serve as a director of the company.

Mr. Muhl has over 35 years experience in the insurance industry in both the public and private sectors, having served as commissioner of insurance for Maryland and superintendent of insurance for New York. He also served as vice president and president of the National Association of Insurance Commissioners. Most recently, Mr. Muhl was national leader of the U.S. Insurance Regulatory Advisory Practice for PricewaterhouseCoopers. He continues to serve as a member of a Congressional Insurance Advisory Committee along with several other former insurance commissioners.

“We are privileged to have Ed Muhl join our board of directors,” said Thomas R. Watjen, president and chief executive officer. “His experience in insurance regulation from both the perspective of the regulator and the insurer, as well as his continued involvement in proposals that will shape the future of insurance regulation in the U.S., are valuable qualifications that he brings to our board.”

The Company also announced the resignation of John W. Rowe from its board. Mr. Rowe is chairman, president and chief executive officer of Exelon Corporation, a major electricity and gas company that provides delivery, generation and related power services in the Midwest and eastern United States. In addition to serving on the UnumProvident board, he also serves on the boards of Exelon Corporation, Sunoco Inc., and The Northern Trust.

“John Rowe has provided exceptional advice and sound judgment as a member of our board of directors,” stated C. William Pollard, chairman of the board of UnumProvident. “We recognize that as the CEO of a major public utility who is a member of three other boards in addition to ours, sound principles of corporate governance suggest that John step down from one of his board memberships. While we welcome Ed Muhl to the board, we will also miss John Rowe’s strong contribution.”

About UnumProvident

UnumProvident is the largest provider of group and individual disability income protection insurance in the United States and United Kingdom. Through its subsidiaries, UnumProvident insures more than 25 million people and paid $5.9 billion in total benefits to customers in 2004. With primary offices in Chattanooga, Tenn., and Portland, Maine, the company employs more than 12,000 people worldwide.

© 2005 UnumProvident Corporation. All rights reserved.